Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Gritstone bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	700,000(2)	$2.49(3)	$1,743,000.00	$92.70 per $1,000,000	$161.58

	Total Offering Amount				$1,743,000.00		$161.58

	Total Fees Offset						0(4)

	Net Fee Due						$161.58

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, $0.0001 par value per share (“Common Stock”), that become issuable under the 2021 Employment Inducement Incentive Plan (“2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Represents the additional shares of common stock available for future issuance under the Registrant’s Inducement Plan resulting from an amendment adopted by the Registrant’s Board of Directors as of April 21, 2022.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of $2.49 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 6, 2022.

(4)	The Registrant does not have any fee offsets.